EXHIBIT 10.31

Director Compensation

Each of our directors who is not also an employee is paid an annual fee of $35,000 plus travel expenses, a fee of $1,500 for attendance at each regular or special board and committee meeting (other than telephonic meetings) and a fee of $750 for attendance at each telephonic board or committee meeting.  The chairman of the audit committee is paid an additional annual fee of $10,000 and the chairmen of the compensation and nominating and corporate governance committees are each paid an additional fee of $5,000 annually.

Each non-employee director elected or appointed prior to the date of grant will be granted options to purchase 6,000 shares of our common stock at fair market value on the date of grant.  The options so granted will vest immediately and have a five-year term.   Newly elected or appointed non-employee directors will be granted options to purchase 10,000 shares of our common stock at fair market value on the date of grant.  The options granted to newly elected or appointed non-employee directors will have a five-year term and become exercisable as follows:  2,500 options immediately upon the date of grant and an additional 2,500 options on each subsequent year on the anniversary of the date of grant.  Non-employee directors are allowed to elect to receive deferred share units issued under our Share Incentive Plan in lieu of either 100 percent or 50 percent of their annual grant of options to purchase 6,000 shares of our common stock.  In the event of such an election, the electing director will receive one deferred share unit in lieu of each three options: 2,000 deferred share units in the event of a 100 percent election or 1,000 deferred share units in the event of 50 percent election.  The deferred share units will be vested immediately upon grant.  Each deferred share unit automatically converts to one share of our common stock upon the director’s retirement or other termination.

Each of our non-employee directors is entitled to elect to receive deferred share units issued under our Share Incentive Plan in lieu of either 25, 50, 75 or 100 percent of his or her annual director’s fee.  Once vested, each deferred share unit is convertible into one share of our common stock upon the director’s retirement or other termination.  A director who elects to receive deferred share units prior to the end of any calendar year is entitled to receive on January 1 of the following year that number of deferred share units with a fair market value, as defined in the plan, equal to the amount deferred.  The deferred share units then vest on the following dates: 25 percent on January 1 (the date of grant); and 25 percent on each of the following dates: April 1, July 1, and October 1.  Vested deferred share units automatically convert to shares of our common stock upon the director’s retirement or other termination.

We pay on behalf of or reimburse our non-employee directors for tuition and fees and related travel expenses  for attendance at director education courses.